Exhibit 99.1

AutoImmune Inc.
1199 Madia Street
Pasadena, CA 91103
Phone: 626-792-1235
Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2006 FOURTH QUARTER AND YEAR END

FINANCIAL RESULTS

Pasadena, California, March 9, 2007 - AutoImmune Inc. (OTCBB: AIMM) today reported net profit of $0.04 million, or $0.00 per share basic and diluted, for the three months ended December 31, 2006 compared with a net loss of $0.10 million, or $0.01 per share basic and diluted, for the three months ended December 31, 2005. For the year ended December 31, 2006, the net loss was $0.48 million, or $0.03 per share basic and diluted, compared with net loss of $0.67 million, or $0.04 per share basic and diluted for the same period in 2005. As of December 31, 2006, the Company reported $8.8 million in cash and marketable securities as compared to $9.3 million in cash and marketable securities as of December 31, 2005.

Robert C. Bishop, Ph.D., Chairman of the Board and Chief Executive Officer stated, “In the last two months of the year, Colloral LLC, our joint venture with Deseret Laboratories, Inc., began shipping an initial stocking order of its nutritional supplement to Futurebiotics LLC for retail distribution. We hope to see increasing sales revenue over the coming year.” AutoImmune consolidates Colloral LLC for financial reporting purposes in accordance with FIN 46 “Consolidation of Variable Interest Entities.”

AutoImmune has exclusively licensed certain of its intellectual property rights to BioMS Medical Corp., a Canadian company. Under the license agreement, BioMS makes monthly diligence payments to AutoImmune and has a royalty obligation on sales of its lead drug MBP8298, a treatment for multiple sclerosis, should it reach the market. BioMS announced during the fourth quarter it has received a sixth positive review by the Data Safety Monitoring Board in its Phase II/III human clinical trial of MBP8298 for secondary progressive MS, and again confirmed that interim results from this trial will be available at the end of the second quarter 2008. BioMS also announced and that it has initiated a multi-center, placebo controlled, Phase II trial of MBP8298 for relapsing remitting MS.

AutoImmune is a biopharmaceutical company involved in the development of a new class of mucosally administered therapies for the treatment of autoimmune and cell-mediated inflammatory diseases and conditions.

This release contains forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ significantly from results discussed in the forward-looking statements due to a number of important factors, including, but not limited to the uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission in the section “Risk Factors” The discussion in the Annual Report on Form 10-K is hereby referenced into this release.

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AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2005	2006	2005	2006
Revenue	$60,000	$137,000	$179,000	$401,000

Costs and expenses:
Cost of goods sold	—	46,000	—	46,000
Research and development	(35,000)	45,000	154,000	217,000
General and administrative	286,000	123,000	890,000	1,047,000

Total costs and expenses	251,000	214,000	1,044,000	1,310,000

Interest income	92,000	113,000	304,000	428,000
Equity in net loss of unconsolidated affiliate	—	—	(130,000)	—
Other income	—	—	25,000	—

	92,000	113,000	199,000	428,000

Net income (loss)	($99,000)	$36,000	($666,000)	($481,000)

Net income (loss) per share - basic	($0.01)	$0.00	($0.04)	($0.03)

Net income (loss) per share - diluted	($0.01)	$0.00	($0.04)	($0.03)

Weighted average common shares outstanding - basic	16,919,623	16,919,623	16,919,623	16,919,623

Weighted average common shares outstanding - diluted	16,919,623	16,919,623	16,919,623	16,919,623

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2005	December 31, 2006
Cash and marketable securities	$9,285,000	$8,763,000
Other current assets	136,000	188,000

Total assets	$9,421,000	$8,951,000

Current liabilities	$157,000	$128,000
Total stockholders’ equity	9,264,000	8,823,000

Total liabilities and equity	$9,421,000	$8,951,000